July 26, 2023 Q2 Earnings Conference Call

This presentation contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. For a discussion of risk factors that may cause actual results to differ from expectations, please refer to BOK Financial Corporation’s most recent annual and quarterly reports. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Non-GAAP Financial Measures: This presentation may refer to non-GAAP financial measures. Additional information on these financial measures is available in BOK Financial’s 10-Q and 10-K filings with the Securities and Exchange Commission which can be accessed at bokf.com. All data is presented as of June 30, 2023 unless otherwise noted. Legal Disclaimers 2

Stacy Kymes Chief Executive Officer 3

Q2 summary

Noteworthy items impacting profitability

- Continued benefit from our diverse fee-based businesses as MBS trading revenues and Energy customer hedging fees contributed to a new quarterly high for our Wealth business segment. Fee income as a percent of total revenues increased to 38%.
- Net interest revenue declined $30 million linked quarter, with the margin compressing 45 bps as increased funding costs continue to impact the financial sector. Excluding trading activities, the margin would have been 3.36%*.
- $17M provision for credit loss driven by loan growth & higher assumed CRE vacancy rates during the forecast period. Net charge-offs were $6.7 million.

($Million, exc. EPS)	Q2 2023	Q1 2023	Q2 2022
Net income	$151.3	$162.4	$132.8
Diluted EPS	$2.27	$2.43	$1.96
Net income before taxes	$195.6	$208.4	$169.0
Provision for credit losses	$17.0	$16.0	$–
Pre-provision net revenue*	$212.3	$224.3	$169.0
Efficiency ratio	58.7%	56.8%	60.8%

* Non-GAAP measure

Quarterly earnings trend

NET INCOME



Attributable to shareholders
Per share (diluted)
$132.8
$156.5
$168.4
$162.4
$151.3
$1.96
$2.32
$2.51
$2.43
$2.27
2Q22
3Q22
4Q22
1Q23
2Q23

REVENUE COMPOSITION
as of 6/30/2023



62%
12%
10%
5%
5%
3%
3%
Net interest revenue
Trading & brokerage
Fiduciary & asset management
Transaction card
Deposit service charges
Mortgage banking
Other revenue

4

Additional details 5 ◦ Loan balances grew $488 million; unfunded commitments decreased $141 million ◦ Average deposits declined $1.1 billion in Q2 as deposit competition continues across the financial services sector. Consistent with our prior guidance, that attrition moderated throughout Q2 and deposit balances are expected to continue on an upward path. ◦ Loan to deposit ratio was flat linked quarter at 69.8%, even as loan balances increased, and remains below pre-pandemic 78.7% at Dec. 31, 2019 ◦ Assets under management or administration increased $1.3 billion ($Billion) Q2 2023 Quarterly Sequential Quarterly YOY Period-End Loans $23.2 2.1% 9.1% Average Loans $22.9 1.8% 8.7% Period-End Deposits $33.3 2.2% (13.8)% Average Deposits $32.4 (3.3)% (16.1)% Fiduciary Assets $57.9 0.7% 3.4% Assets Under Management or Administration $103.6 1.3% 8.0%

Marc Maun EVP, Regional Banking Executive 6

Loan portfolio

- Energy balances increased $111 million
- Combined Services & General Business ("Core C&I") balances increased $114 million
- Healthcare balances up $92M linked quarter - Senior Housing
- Total C&I balances increased $317M linked quarter
- Commercial Real Estate balances increased $155M or 3.2% linked quarter driven by growth in multifamily & industrial
- Compared to December 31, 2020, CRE balances have grown at a modest annualized rate of 2.0% and are managed to an internal limit of 185% of capital and reserves

($Million)	**Jun. 30, 2023**	**Mar. 31, 2023**	**Jun. 30, 2022**	**Seq. Loan Growth**	**YOY Loan Growth**
Energy	$3,508.8	$3,398.1	$3,393.1	3.3%	3.4%
Services	3,585.2	3,563.7	3,421.5	0.6%	4.8%
Healthcare	3,991.4	3,899.3	3,697.0	2.4%	8.0%
General business	3,449.2	3,356.2	3,110.3	2.8%	10.9%
Total C&I	**$14,534.5**	**$14,217.3**	**$13,621.8**	**2.2%**	**6.7%**
Multifamily	$1,503.0	$1,363.9	$878.6	10.2%	71.1%
Industrial	1,349.7	1,309.4	953.6	3.1%	41.5%
Office	1,005.7	1,045.7	1,100.1	(3.8)%	(8.6)%
Retail	617.9	618.3	637.3	(0.1)%	(3.0)%
Residential construction and land development	106.4	102.8	111.6	3.4%	(4.7)%
Other commercial real estate	388.2	375.2	425.0	3.5%	(8.6)%
Total Commercial real estate	**$4,970.8**	**$4,815.3**	**$4,106.1**	**3.2%**	**21.1%**
Loans to individuals	3,732.3	3,717.4	3,563.2	0.4%	4.7%
Total Loans	**$23,237.7**	**$22,750.1**	**$21,291.1**	**2.1%**	**9.1%**

7

Key credit quality metrics Quality metrics summary • Credit quality better than pre-pandemic level • Trailing 12 months net charge-offs at 10 basis points • Limited CRE office exposure, with properties in resilient markets • $17 million credit provision in Q2; with a combined allowance for credit losses of $323 million or 1.39% Net charge-offs to average loans CRE Office by Location ANNUALIZED 8 Committed Criticized Assets / Tier 1 Capital & Reserves

Scott Grauer EVP, Wealth Management Executive 9

Fees & commissions

Brokerage & trading

- Linked quarter increase due to improved mortgage originations & trading volumes, combined with record energy customer hedging fees

Fiduciary & asset management

- Fees up 4.6% linked-quarter with growth seen in total AUM; fees increased 6.3% versus prior year driven by the elimination of waived fees as short term rates rise

Service charges

- Linked quarter increase primarily related to commercial customers carrying less compensating balances

Mortgage banking

- Seasonal increase in mortgage pipeline build and increased servicing fees from acquisitions

($Million)	Q2 2023	Qtr. Seq. $ Change	Qtr. Seq. % Change	Qtr. YOY % Change
Trading fees	$36.9	$9.3	33.8%	207.9%
Customer hedging fees	13.6	5.3	63.3%	3.9%
Brokerage & insurance fees	6.2	(1.0)	(13.6)%	(12.7)%
Syndication fees	3.5	(0.1)	(4.1)%	(45.8)%
Other investment banking fees	4.8	(0.9)	(15.5)%	(12.0)%
Brokerage & trading	$65.0	$12.6	24.1%	47.6%
Transaction card	26.0	0.4	1.5%	(3.5)%
Fiduciary & asset management	53.0	2.3	4.6%	6.3%
Deposit service charges & fees	27.1	1.1	4.4%	(4.9)%
Mortgage banking	15.1	0.8	5.4%	33.2%
Other revenue	14.3	(2.7)	(16.0)%	12.3%
Total fees & commissions	**$200.5**	**$14.5**	**7.8%**	**15.6%**

10

Marty Grunst EVP, Chief Financial Officer 11

Yields, rate & margin Net interest revenue • Net interest revenue was down linked quarter as funding costs continue to increase; benefit of $2.0 billion increase in earning assets was offset by increased funding costs Net interest margin • Loan yields increased 36 bps • Interest-bearing deposit costs up 73 bps relative to the prior quarter • 45 bps NIM decrease due to deposit beta and demand deposit mix shift, excluding trading securities the margin decrease was 36 bps 12 ($Million) Q2 2023 Q1 2023 Q2 2022 Quarterly sequential Quarterly YOY Net interest revenue $322.3 $352.3 $274.0 (8.5)% 17.6% Net interest margin 3.00% 3.45% 2.76% (45) bps 24 bps Yield on loans 7.03% 6.67% 3.92% 36 bps 311 bps Tax-equivalent yield on earning assets 5.29% 5.06% 2.96% 23 bps 233 bps Cost of interest-bearing deposits 2.56% 1.83% 0.24% 73 bps 232 bps Rate on interest-bearing liabilities 3.27% 2.43% 0.31% 84 bps 296 bps Net Interest Revenue ($Million) Net Interest Margin

Liquidity & capital

	Q2 2023	Q1 2023	Q2 2022
Loan to Deposit Ratio	69.8%	69.8%	55.1%
Period-End Deposits	$33.3 billion	$32.6 billion	$38.6 billion
Current available secured capacity	$19.2 billion	$13.6 billion	$16.1 billion
Common Equity Tier 1	12.1%	12.2%	11.6%
Total Capital Ratio	13.2%	13.2%	12.6%
Tangible Common Equity Ratio	7.8%	8.5%	8.2%

Uninsured Deposit Coverage
($Billions)



$25.0
$20.0
$15.0
$10.0
$5.0
$—
$23.5
Coverage Ratio ~175%
$13.4
Potential secured capacity
Uninsured and non-collateralized deposits

- Period-end deposit balances increased $714 million this quarter
- Potential secured capacity was $23.5 billion, which reflects current available secured capacity of $19.2 billion increased by $4.3 billion as an estimate of other sources that could be converted into additional secured capacity
- Uninsured deposit balances excluding non-collateralized and consolidated subsidiary balances were $13.4 billion, with BOKF's coverage ratio remaining stable at ~ 175%
- Robust capital ratios consistently remain well above regulatory and internal policy thresholds
- CET1 including AOCI 9.9%* and both AOCI and HTM 9.5%*
- TCE including HTM 7.49%*
  - For Q1, 2nd highest among top 20 banks
- Repurchased 266,000 shares at an average price of $84.08 per share in the open market

* Non-GAAP measure

13

Expenses Expenses summary • Quarterly personnel expenses increased 4.7%, primarily due to increases in cash-based comp related to increased sales activities, as well as the full impact of annual merit increases which were effective March 1st. • Other operating expense increased $4.4 million linked quarter; with MSR amortization expense increasing from a seasonal low in Q1, as well as a Q2 contribution to BOKF Foundation • Efficiency ratio remains below 60% 14 ($Million) Q2 2023 Q1 2023 Q2 2022 % Incr. Seq. % Incr. YOY Personnel expense $190.7 $182.1 $154.9 4.7% 23.1% Other operating expense $128.0 $123.7 $118.7 3.5% 7.8% Total operating expense $318.7 $305.8 $273.7 4.2% 16.5% Efficiency ratio 58.7% 56.8% 60.8% --- ---

Forecast & assumptions 15 • We continue to expect upper single digit annualized loan growth. Economic conditions in our geographic footprint remain favorable, and continue to be supported by business in-migration from other markets. Changes in the competitive environment for loans should be a tailwind. • We expect to continue holding our available for sale securities portfolio flat in 2023 and to maintain a neutral interest rate risk position. • We expect total deposits to be stable or grow modestly, and the loan to deposit ratio to remain in the low 70’s. • Currently we are assuming one additional 25 basis point increase in July before the Federal Reserve pauses. We believe the margin will migrate lower throughout 2023 as interest bearing deposit betas increase and demand deposit balance attrition runs its course. Net interest income is expected to be near $1.3 billion for 2023. • In aggregate, we expect total fees and commissions revenue to approach $800 million for 2023. • We expect expenses to be near or slightly above Q2 2023 levels and the efficiency ratio to migrate slightly above 60% throughout the remainder of 2023 as our revenue mix shifts and our strategic market expansions ramp up. This does not include the impact of the FDIC special assessment which could be finalized in the second half of 2023. • Our combined allowance level is above the median of our peers and we expect to maintain a strong credit reserve. Given our expectations for loan growth and the strength of our credit quality, we expect quarterly provision expense similar to that in recent quarters. Changes in the economic outlook will impact our provision expense. • We expect to continue opportunistic share repurchases in the second half of the year.

Stacy Kymes Chief Executive Officer 16

Question and Answer Session 17

Appendix 18

Balanced Interest Rate Risk Position Noteworthy balance sheet items • Approximately 73% of the total loan portfolio are variable rate or fixed rate that reprice within a year • Approximately 80% of Commercial and Commercial Real Estate portfolios are variable rate or fixed rate that reprice within a year • Short duration securities portfolio • Sensitivity to betas - The impact of increasing our deposit beta by 10% in the +200 is -1.11% on NIR 19 Scenario* ∆ NIR % ∆ NIR $ Down 200 Ramp, year 1 -3.57% -$49.7 million Down 100 Ramp, year 1 -2.30% -$32.0 million Up 100 Ramp, year 1 -0.08% -$1.1 million Up 200 Ramp, year 1 -1.64% -$22.8 million * Estimates for parallel shifts in the rate curve. Portfolio Durations -100 Base +100 +300 AFS 3.0 3.1 3.2 3.4 HTM 4.3 4.5 4.6 4.6 Total 3.2 3.3 3.4 3.5